PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)

	August 3,	November 3,
	2003	2002

Assets

Current assets:
Cash, cash equivalents and short-term
investments of $16,425 in 2003 and $15,148 in 2002	$211,375	$129,092
Accounts receivable	58,767	62,545
Inventories	16,548	19,948
Other current assets	37,429	37,475

Total current assets	324,119	249,060

Property, plant and equipment, net	389,311	443,860
Intangible assets, net	118,867	121,217
Other assets	19,992	18,305

	$852,289	$832,442

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$6,444	$10,649
Accounts payable	39,415	57,401
Other accrued liabilities	31,961	38,982

Total current liabilities	77,820	107,032

Long-term debt	379,706	296,785
Deferred income taxes and other liabilities	46,050	44,539
Minority interest	51,504	44,971

Shareholders’ equity	297,209	339,115

	$852,289	$832,442

PHOTRONICS, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended

	August 3, 2003		July 31, 2002	August 3, 2003		July 31, 2002

Net sales	$90,454		$98,070	$257,396		$296,813
Costs and expenses:
Cost of sales	62,030		69,992	188,597		209,011
Selling, general and administrative	13,625		15,075	42,611		43,629
Research and development	7,322		7,692	22,474		22,276
Consolidation, restructuring and related charges	-		-	42,000	(b)	-

Operating income (loss)	7,477		5,311	(38,286)	(b)	21,897

Other expenses, net	(2,984)	(a)	(4,060)	(9,312)	(a)	(11,252)

Income (loss) before income taxes and minority interest	4,493	(a)	1,251	(47,598)	(a)(b)	10,645

Income tax provision (benefit)	1,576		(900)	(798)		400

Income (loss) before minority interest	2,917	(a)	2,151	(46,800)	(a)(b)	10,245

Minority interest	(1,645)		(966)	(4,485)		(4,794)

Net income (loss)	$1,272	(a)	$1,185	$(51,285)	(a)(b)	$5,451

Earnings (loss) per share:
Basic	$0.04	(a)	$0.04	$(1.60)	(a)(b)	$0.18

Diluted	$0.04	(a)	$0.04	$(1.60)	(a)(b)	$0.17

Weighted average number of common shares outstanding:
Basic	32,096		31,895	32,062		31,030

Diluted	32,371		32,237	32,062		31,783

(a)

Includes early extinguishment charge incurred in the third quarter of 2003 of $.9 million after tax or $.03 per diluted share in connection with the early redemption of the company’s 6% $62.1 million convertible notes due June 2004.

(b)

Includes consolidation charges incurred in the second quarter of 2003 of $42.0 million ($39.9 million after tax or $1.24 per diluted share) in connection with the consolidation of the company’s North American operating infrastructure

PHOTRONICS, INC.AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	August 3, 2003	July 31, 2002

Cash flows from operating activities:
Net income (loss)	$(51,285)	$5,451
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	64,127	61,807
Consolidation, restructuring and related charges	42,000	-
Changes in assets and liabilities and other	(13,024)	2,355

Net cash provided by operating activities	41,818	69,613

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(34,745)	(88,416)
Other	(826)	(16,636)

Net cash used in investing activities	(35,571)	(105,052)

Cash flows from financing activities:
Repayment of long-term debt, net	(73,220)	(68,224)
Proceeds from issuance of common stock	661	4,467
Issuance of convertible debt, net	145,170	193,237

Net cash provided by financing activities	72,611	129,480

Effect of exchange rate changes on cash flows	2,148	4,973

Net Increase in cash and cash equivalents	81,006	99,014
Cash and cash equivalents, beginning of period	113,944	34,684

Cash and cash equivalents, end of period	$194,950	$133,698